Exhibit 99.1

May 20, 2011

Eagle Rock Announces Results of May 16, 2011 Warrant Exercise

Eagle Rock Energy Partners, L.P. (the “Partnership” or “Eagle Rock”) (NASDAQ: EROC) announced today that 3,097,537 warrants were exercised for an equivalent number of newly issued common units on May 16, 2011, for which the Partnership received proceeds of approximately $18.6 million.  The Partnership used the proceeds from the warrant exercise to repay outstanding borrowings under its revolving credit facility.  Following the May 16, 2011 exercise, 13,015,703 warrants remained outstanding.

The next exercise date for Eagle Rock’s outstanding warrants is August 15, 2011.  A total of 21,557,164 warrants were issued in conjunction with the Eagle Rock rights offering which expired on June 30, 2010.  The warrants have been trading on the NASDAQ Global Select Market since July 9, 2010 under the symbol “EROCW.”

Each warrant entitles the holder to purchase one Eagle Rock common unit for $6.00 on certain specified days (March 15, May 15, August 15 and November 15, or on the first business day following such date if it is not a business day) through the expiration date of May 15, 2012.  The method for exercising the warrants is set forth beginning on page S-55 in the prospectus supplement the Partnership filed with the Securities and Exchange Commission on May 27, 2010.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; and b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties.  Its corporate office is located in Houston, Texas.

Contacts:

Eagle Rock Energy Partners, L.P.
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350

Director, Corporate Finance and Investor Relations